Exhibit 99.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499

PRESS RELEASE

II-VI CHANGES NAME TO COHERENT AND LAUNCHES NEW BRAND IDENTITY

PITTSBURGH, Sep. 8, 2022 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI), a leader in engineered materials and optoelectronic components, today announced a corporate name change to Coherent Corp. (Nasdaq: COHR) and a new brand identity, following the successful completion of II-VI’s acquisition of Coherent, Inc. on July 1, 2022.

“We chose the name Coherent because it has the universal meaning of ‘bringing things together,’ and an appeal that we believe will expand our brand recognition and ultimately lead to value creation,” said Dr. Vincent D. Mattera, Jr., Chair and CEO of Coherent Corp. “The broader meaning of the word coherent represents our diversity in thinking distilled into our clarity of purpose, our unity in action, and our broader sense of engagement by connection to our mission, vision, and values.”

The new brand identity includes a new corporate logo. To view the brand launch video, please visit this link.

The logo represents the atom, which is foundational to what makes our products possible. The new name and brand identity reflect the combined company’s strong heritage and long history while signaling a broadened scope and vision for the future. The organization will maintain II-VI’s founding date of 1971 and its founding place and corporate headquarters as Saxonburg, Pennsylvania.

While the new corporate name and logo take effect immediately, the pre-merger companies’ existing websites, social media platforms, and most product branding will continue for the near term as the transition to the new brand identity is executed over the coming months.

About Coherent

Coherent empowers market innovators to define the future through breakthrough technologies, from materials to systems. We deliver innovations that resonate with our customers in diversified applications for the industrial, communications, electronics, and instrumentation markets. Headquartered in Saxonburg, Pennsylvania, Coherent has research and development, manufacturing, sales, service, and distribution facilities worldwide. For more information, please visit us at www.coherent.com.

CONTACT:

Mark Lourie

Vice President, Corporate Communications

corporate.communications@coherent.com

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coherent.com | T. 724 352 4455	1